EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 22, 2018 (May 9, 2018 as to notes 1, 7, and 15) relating to the consolidated financial statements of Marsh & McLennan Companies, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s retrospective adjustment of the financial statements for a change in accounting principle relating to the presentation of the other components of net periodic benefit costs), appearing in the Current Report on Form 8-K of Marsh & McLennan Companies, Inc. dated May 9, 2018, (2) our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2017, and (3) to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

New York, New York

July 30, 2018